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                    U.S. SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549



                                                                 Commission File
                                                                Number (1-10113)

                                  FORM 12b-25

                          NOTIFICATION OF LATE FILING

(Check One): [] Form 10-K [] Form 11-K [] Form 20-F [X] Form 10-Q [] Form N-SAR

For Period Ended: March 31, 2003
                  --------------

[ ] Transition Report on Form 10-K           [ ] Transition Report on Form 10-Q
[ ] Transition Report on Form 20-F           [ ] Transition Report on Form N-SAR
[ ] Transition Report on Form 11-K

For the Transition Period Ended:_______________________________________________

Nothing in this Form shall be construed to imply that the Commission has verified any information contained herein.

If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:______________________________________________________________________

______________________________________________________________________________


                                     PART I
                             REGISTRANT INFORMATION

Full Name of Registrant    HALSEY DRUG CO., INC.
                        -----------------------------
Former Name if Applicable


Address of Principal Executive Office (Street and Number)

695 No. Perryville Road
_________________________________________

City, State and Zip Code

Rockford , Illinois 61107
_________________________________________








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                                    PART II
                             RULE 12b-25(b) and (c)

       If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

[X] (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

[X] (b) The subject annual report or semi-annual report, transition report on Form 10-K, 11-K or Form N-SAR, or portion thereof will be filed on or before the 15th calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

[ ] (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.


                                    PART III
                                   NARRATIVE

     State below in reasonable detail the reasons why the Form 10-K, 11-K, 20-F, 10-Q, N-SAR or the transition report portion thereof could not be filed within the prescribed time period.

     On March 31, 2003, the Company applied for an extension of time to file its Form 10-K for the year ended December 31, 2002. The Company completed and filed its Form 10-K on May 9, 2003. The delay in the filing of the Form 10-K delayed the availability of financial information required to complete and file Form 10-Q for the fiscal quarter ended March 31, 2003. The Management anticipates the preparation and filing of Company's Form 10-Q for the fiscal quarter ended March 31, 2003 on or before the 5th calendar day following its prescribed due date.


                                    PART IV
                               OTHER INFORMATION

     (1) Name and telephone number of person to contact in regard to this notification:

          Peter Clemens, Chief Financial Officer    (815)          399-2060
          ----------------------------------------------------------------------
          (Name)                                 (Area Code)  (Telephone Number)


     (2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the



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           Investment Company Act of 1940 during the             [X] Yes  No [ ]
           preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If the answer is no, please identify report(s).

      (3)  Is it anticipated that any significant change
           in results of operations from the corresponding       [X] Yes  No [ ]
           period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?

           If so: attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

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                             HALSEY DRUG CO., INC.
                             ---------------------
                  (Name of Registrant as Specified in Charter)

Has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.


Date:  May 15, 2003                     By: /s/ Peter Clemens
                                            -----------------------------
                                            Peter Clemens, Vice President
                                            and Chief Financial Officer